UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
——————————
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
——————————
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
NN, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NN, Inc.	www.nninc.com

6210 Ardrey Kell Road, Suite 600 Charlotte, North Carolina 28277 phone: 980-264-4300 • fax: 980-264-4389
April 14, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of NN, Inc., which will be held on Wednesday, May 24, 2023, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.
Stockholders will be asked to vote on the matters described in the Proxy Statement. You are urged to read the Proxy Statement carefully before voting.
You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Jeri J. Harman
Chairman

NN, INC.
6210 Ardrey Kell Road, Suite 600
Charlotte, North Carolina 28277
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Wednesday, May 24, 2023, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277, for the following purposes:
(1)    To elect the eight directors each named herein to serve for a term of one year;
(2)    To cast an advisory (non-binding) vote to approve the compensation of our named executive officers;
(3)    To cast an advisory (non-binding) vote to set the frequency of future advisory votes on executive compensation;
(4)    To cast an advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2023; and
(5)    To vote on any other business as properly may come before the Annual Meeting.
Our Board of Directors recommends a vote “FOR ALL” director nominees in Item 1, “FOR” Items 2 and 4, “ONE Year” for Item 3, and for any business that may properly come before the Annual Meeting, subject to the discretion of the appointed proxies. Details regarding each of the first four items are contained in the accompanying Proxy Statement.
The record date for the Annual Meeting is March 31, 2023. If you hold shares of our common stock at the close of business on March 31, 2023, you are entitled to vote at the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT.
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR BY MAILING YOUR COMPLETED AND SIGNED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Michael C. Felcher
Chief Financial Officer

Charlotte, North Carolina
April 14, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2023
Our Proxy Statement for the Annual Meeting, Proxy Card and Annual Report are available at www.proxyvote.com.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2022, please review our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission on March 10, 2023.
2023 Annual Meeting Information

Time and Date:	10:00 a.m., Eastern Time, on Wednesday, May 24, 2023

Location:	Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277

Record Date:	March 31, 2023

Voting:
Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 43,772,352 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote
We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in our future. You can vote using one of the following methods:
•    Completing and mailing the proxy card;
•    By telephone at (800) 690-6903;
•    By Internet at www.proxyvote.com; and
•    In person at the Annual Meeting.
If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.
Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the eight directors each named herein to serve for a term of one year	“FOR ALL”

Proposal II	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”

Proposal III	Advisory (non-binding) vote to set the frequency of future advisory votes on executive compensation	“ONE YEAR”

Proposal IV	Advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as our registered independent public accounting firm	“FOR”

Director Nominees
The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships	Independent
Raynard D. Benvenuti	67	2020	Director	AC, CC	Yes
Robert E. Brunner	65	2012	Director	CC, GC	Yes
Christina E. Carroll	57	2019	Director	AC, GC	Yes
João Faria	58	2021	Director	AC, GC	Yes
Dr. Rajeev Gautam	70	2021	Director	AC, CC	Yes
Jeri J. Harman	65	2019	Director, Non-Executive Chairman	CC, GC	Yes
Dr. Shihab Kuran	53	2021	Director	CC, GC	Yes
Thomas H. Wilson, Jr.	61	2019	Director	AC, GC	Yes
AC – Audit Committee; CC – Compensation Committee; GC – Governance Committee
Corporate Governance Summary
We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:
•Annual election of all directors of the Company;
•All independent directors, except for our Chief Executive Officer;
•Independent presiding Chairman of the Board of Directors;
•Standing committees consist entirely of independent directors;
•Risk oversight by our Board of Directors and our standing committees;
•Regular executive sessions of independent directors;
•Executive compensation driven by pay-for-performance philosophy;
•Majority voting for uncontested director elections;
•Limits on directors’ service on other public company boards and audit committees;
•Incentive compensation recoupment (clawback) policy applicable to any equity awards issued under our compensation plans; and
•Engagement of an independent compensation consultant to support our efforts of further aligning executive compensation with our stockholders’ interests.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT
FOR
2023 ANNUAL MEETING OF STOCKHOLDERS
NN, INC.
6210 Ardrey Kell Road, Suite 600
Charlotte, North Carolina 28277

Proxies are being solicited by the Board of Directors of NN, Inc., or the Board, in connection with the 2023 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the proxy card.
In connection with our solicitation of proxies, as permitted by the rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, we are making this proxy statement for the Annual Meeting, or this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2022 available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Beginning on or about April 14, 2023, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also, beginning on or about April 14, 2023, we are mailing printed copies of the proxy materials to stockholders that previously requested printed copies or who meet certain ownership thresholds. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you receive a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.
In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.
Annual Meeting Date, Time and Location
The Annual Meeting will be held on Wednesday, May 24, 2023, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28277.
Record Date
Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 31, 2023, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 43,772,352 shares of common stock were issued and outstanding.
Voting
Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:
•Completing and mailing the proxy card;
•By telephone at (800) 690-6903;
•By Internet at www.proxyvote.com; and
•In person at the Annual Meeting.

Voting for Stockholders of Record
If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR ALL” director nominees in Proposal I (Election of Directors) and “FOR” Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), “ONE YEAR” for Proposal III (Advisory (Non-Binding) Vote to Set the Frequency of Future Advisory Votes on Executive Compensation), and “FOR” Proposal IV (Ratification of Selection of our Registered Independent Public Accounting Firm), and pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.
Voting for Beneficial Owners
If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.
If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal IV (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors), Proposal II (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers) or Proposal III (Advisory (Non-Binding) Vote to Set the Frequency of Future Advisory Votes on Executive Compensation). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors or the advisory vote to approve the compensation of our named executive officers.
Quorum
A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 43,772,352 shares of common stock outstanding and entitled to vote. Thus, 21,886,177 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.
Election Process and Majority Voting Standard
Our bylaws provide that the number of directors will be determined by the Board, which has currently set the number at nine. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.
With respect to director nominees in Proposal I (Election of Directors), you may vote “FOR ALL” to vote for all nominees, “WITHHOLD ALL” to withhold authority for all nominees, or “FOR ALL EXCEPT” to withhold authority for one or more specified nominees. Our bylaws provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast to “WITHHOLD AUTHORITY” for the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.
Soliciting Proxies
The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.
Proxies
Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, “ONE YEAR” for the advisory (non-binding) resolution to set the frequency of future advisory votes on executive compensation, and “FOR” ratification of the selection of Grant Thornton LLP to serve as our registered independent public accounting firm for 2023.
If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own common stock with multiple parties, each party should sign the proxy card. If common stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.
Revoking a Proxy
You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•    You may submit another properly completed proxy bearing a later date;
•    You may send a written notice that you are revoking your proxy to NN, Inc., 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277, Attention: Secretary; or
•    You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.
Other Matters
Our Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.
Votes Required
Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast to “WITHHOLD AUTHORITY” for the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast to “WITHHOLD AUTHORITY,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board for consideration.

Proposal II: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.
Proposal III: Advisory (Non-Binding) Vote to Set the Frequency of Future Advisory Votes on Executive Compensation. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.
Proposal IV: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. There will not be a broker non-vote with regard to this proposal.
Submission of Stockholder Proposals
Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 15, 2023 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:
•    the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;
•    the number of NN shares owned;
•    the number of NN derivative securities owned;
•    whether the stockholder holds any proxy or other right to vote on behalf of another;
•    any short interest in any NN security;
•    any rights to dividends on NN shares that are separated or separable from the underlying NN shares;
•    any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the stockholder owns some or all of such entity;
•    any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;
•    any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;
•    any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and
•    any other information reasonably requested by NN.
Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2024 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 24, 2024 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2024 Annual Meeting of Stockholders on or between April 24, 2024 and July 23, 2024. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277.
In addition to satisfying the provisions in our bylaws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, must provide notice that sets forth the information required by Rule 14a-19 no later than March 25, 2024. If the date of our 2024 Annual Meeting of Stockholders changes by more than 30 calendar days from the date of the first anniversary of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of our 2024 Annual Meeting of Stockholders or the 10th calendar day following public announcement by the Company of the date of our 2024 Annual Meeting of Stockholders.

Householding
The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of the proxy materials or Notice of Internet Availability, as applicable, to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials or Notice of Internet Availability, as applicable, to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.
If you would like to receive more than one set of proxy materials or Notice of Internet Availability, as applicable, we will promptly send you additional copies upon written or oral request directed to our Secretary at 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277 or (980) 264-4300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials or notice in the future, or to request delivery of a single copy of our proxy materials or notice if you are receiving multiple copies.
Results of the 2023 Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

PROPOSAL I: ELECTION OF DIRECTORS
Eight directors will be elected to the Board at the Annual Meeting to each serve for a term of one year or until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal. The Board has nominated for election: Raynard D. Benvenuti, Robert E. Brunner, Christina E. Carroll, João Faria, Dr. Rajeev Gautam, Jeri J. Harman, Dr. Shihab Kuran and Thomas H. Wilson, Jr., each a current director of the Company. The Company previously announced Mr. Warren Veltman’s pending retirement, and as such, Mr. Veltman was not nominated for re-election. Additional information about each of these nominees and Mr. Veltman can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS.
Information about the Directors and the Director Nominees
The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
Raynard D. Benvenuti	67	2020	2023	Director Nominee
Robert E. Brunner	65	2012	2023	Director Nominee
Christina E. Carroll	57	2019	2023	Director Nominee
João Faria	58	2021	2023	Director Nominee
Dr. Rajeev Gautam	70	2021	2023	Director Nominee
Jeri J. Harman	65	2019	2023	Director Nominee, Non-Executive Chairman
Dr. Shihab Kuran	53	2021	2023	Director Nominee
Warren A. Veltman	61	2019	2023	Director Nominee, President and Chief Executive Officer
Thomas H. Wilson, Jr.	61	2019	2023	Director Nominee
Raynard D. Benvenuti has been a member of the Board since January 2020 and serves as Chair of the Compensation Committee. Mr. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996, and continues to serve as its Managing Director. Mr. Benvenuti currently serves on the Board of Directors of Superior Industries International, Inc. (NYSE: SUP), an international manufacturer of automotive aluminum wheels. From 2007 to 2015, Mr. Benvenuti served as a Managing Partner, Managing Director, and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises. While at Greenbriar, Mr. Benvenuti served as a director on five boards, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale to GKN plc in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft. Prior to 2002, he worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised high technology and industrial sector clients in the areas of strategic planning and operational improvement.
Mr. Benvenuti brings to the board extensive experience as a senior executive, director and advisor to various aerospace, automotive and manufacturing companies, including in turnaround and highly leveraged situations, as well as valuable strategic, financial, operational and corporate governance expertise.
Robert E. Brunner has been a member of the Board since 2012, and served as Non-Executive Chairman of the Board from 2017-2020. Mr. Brunner was the Executive Vice President of Illinois Tool Works (“ITW”), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003. Mr. Brunner serves on the board of directors and Chair of the Human Resources and Compensation Committee of Leggett & Platt, Incorporated, a publicly-held diversified manufacturer of engineered components and products and as Chairperson of the board of directors of Lindsay Corporation, a publicly held global manufacturer of irrigation equipment and road safety products.

Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions. Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on automotive strategy, business development, mergers and acquisitions, operations, and international issues. Additionally, his extensive public company board experience and leadership provides the Board with valuable insight regarding corporate governance matters.
Christina E. Carroll has been a member of the Board since December 2019 and serves as the Chair of the Governance Committee. Since 2012, Ms. Carroll has been a managing director at Stout Risius Ross, LLC (“Stout”), a global investment bank and advisory firm, where she has been responsible for advising clients on valuation, fairness opinions, co-investments and other transaction related advice across multiple industries. Prior to joining Stout, Ms. Carroll was a director of financial advisory services at Houlihan Lokey, Inc. She also previously held managerial positions at Ernst & Young LLP, including a partner in valuation and transaction advisory services, and is a Chartered Financial Analyst.
Ms. Carroll brings to the board over 35 years of experience in finance, valuation, strategy, capital markets, restructuring, and mergers and acquisitions. This experience, and her prior service as a director of The Chefs’ Warehouse, a publicly traded company, and Stout, a private company, enables her to provide important perspectives to the Board.
João Faria was appointed to the Board in April 2021. Until his retirement on March 31, 2023, Mr. Faria served as President of the Vehicle Group/eMobility at Eaton Corporation, a global power management company providing energy-efficient products and services to help customers effectively manage electric, hydraulic, and mechanical power. Previously, in his over three-decade career in engineering and manufacturing, Mr. Faria held a variety of leadership positions at Eaton, including President Corporate Latin America, Vice President Eaton Electric Latin America, Americas Regional President for Hydraulics Group, and President of Eaton Powertrain Specialty Control Operation Worldwide.
Mr. Faria brings decades of manufacturing and engineering experience to the Board, with a specific focus on the electric vehicle market. This global leadership experience enables him to bring valuable perspective to our Board.
Dr. Rajeev Gautam was appointed to the Board in May 2021. Dr. Gautam served as the President and Chief Executive Officer, Performance Materials and Technologies of Honeywell International, Inc. (NASDAQ: HON), a global provider in developing and manufacturing high-quality performance chemicals and materials, process technologies, and automation solutions, from 2016 until his retirement from Honeywell in September 2021. From 2009 to 2016, Dr. Gautam served as President of Honeywell UOP. He previously served as Vice President of Research and Development, Honeywell UOP, and Vice President and Chief Technology Officer, Performance Materials and Technologies. Dr. Gautam began his career with Union Carbide in 1978, which became part of a joint venture with Honeywell UOP in 1988. Throughout his career, Dr. Gautam has championed innovative solutions for industry needs and has been responsible for the development and commercialization of a broad range of catalytic and separations applications for the refining, petrochemical and gas processing industries.
Dr. Gautam brings substantive experience as a senior executive to manufacturing companies, and his current service as a senior executive for a publicly traded company, enables him to bring valuable insight, knowledge and experience to the Board.
Jeri J. Harman has been a member of the Board since February 2019. She was appointed Non-Executive Chairman of the Board, effective January 4, 2021. Ms. Harman is a Founder & Chairman of Avante Capital Partners. With over $900 million of capital under management, Avante makes unitranche and subordinated debt and minority equity investments to finance buyouts, minority recaps, acquisitions and growth. In 2018, Avante Capital Partners was named Small Business Investment Company (SBIC) of the Year by the U. S. Small Business Administration (SBA). The firm was also named Women-Owned Firm of the Year 2018 by Private Equity Women Investor Network (PEWIN). Prior to founding Avante, Ms. Harman started-up and led the Los Angeles offices for two multi-billion publicly traded private equity and mezzanine investment funds – American Capital and more recently Allied Capital, where she was also a member of Allied’s Investment Committee.
Ms. Harman has over 35 years of financing experience, involving well over $1 billion in aggregate investments. She has extensive experience in value creation, capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning, risk management and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our Board.
Dr. Shihab Kuran was appointed to the Board in March 2021. Dr. Kuran (NACD Directorship Certified®) is the co-founder, president and chief executive officer of Power Edison LLC, a company focused on providing innovative mobile energy storage solutions. Dr. Kuran is the president and chief executive officer of EV Edison, Inc., a company he co-founded in 2022 that is focused on providing electric vehicle charging infrastructure. Dr. Kuran served as the President of Strategic Development at NRG Energy, Inc. (NYSE: NRG), a leading integrated energy company, prior to co-founding Power Edison in 2016. Before joining NRG,

Dr. Kuran served as the President of Advanced Solutions at SunEdison, Inc., a renewable energy company, from 2013 to 2014. In 2006, Dr. Kuran founded Petra Solar, Inc., a clean energy technology company, and served as president and chief executive officer and a member of the board of directors from 2006-2012. Dr. Kuran currently serves on the board of directors of EnerKnol, Inc. and New York Energy Week, as well as the advisory boards of the Charles Edison Fund and the Edison Innovation Foundation.
Dr. Kuran brings to the board extensive experience in the electrical energy industry and provides us deep and valuable insight into our electrical business, particularly regarding smart grid technological developments. Dr. Kuran’s experience as a founder, senior executive, director and advisor to various energy, manufacturing and smart grid technology companies, including both startups and established companies, will provide valuable knowledge to our Board.
Warren A. Veltman has been a member of the Board since September 2019 and was named President and Chief Executive Officer in September 2019. Previously, Mr. Veltman served as our Senior Vice President of our Mobile Solutions Group since September 2014. Prior to joining us, Mr. Veltman served as Chief Financial Officer of Autocam Corporation from 1990 and Secretary and Treasurer since 1991. Prior to Mr. Veltman’s service at Autocam, Mr. Veltman was an Audit Manager with Deloitte & Touche LLP.
Mr. Veltman’s global business and leadership experience across multiple industries enables him to provide valuable insight to the Board regarding the Company’s operations and the strategic planning and in mergers and acquisitions initiatives necessary to meet the demands of the changing environment. As the sole member of management on our Board, Mr. Veltman provides management’s business perspectives and the necessary link to the Company’s day-to-day operations.
Thomas H. Wilson, Jr. has been a member of the Board since December 2019 and serves as Chair of the Audit Committee. Mr. Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson is a member of the board of directors of Jack Henry & Associates, Inc., a financial services technology company, and serves as the Chair of its Audit Committee and a member of the Compensation Committee.
Mr. Wilson has over 36 years of business experience and has significant buy-side and sell-side transaction experience. He has a strong background in financial controls, auditing, financial management and accounting, and mergers and acquisitions. Mr. Wilson’s years of senior-level executive management and financial experience, and current service as the chair of the audit committee of a publicly traded company, brings valuable knowledge and experience to the Company’s Audit Committee.

Diversity Matrix
The following table summarizes certain self-identified characteristics of our directors, in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table, other than Middle Eastern, has the meaning given to it in the rule and related instructions.
NN, Inc. Board Diversity Matrix as of April 14, 2023

Board Size:
Total Number of Directors	9
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	7	0	0
Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Middle Eastern	0	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Compensation of Directors
In 2022, directors who are not employees of the Company were paid an annual retainer of $230,000, consisting of $80,000 of cash and $150,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman received an additional retainer of $75,000, the Chair of the Audit Committee received an additional retainer of $15,000, the Chair of the Compensation Committee received an additional retainer of $12,500 and the Chairman of the Governance Committee received an additional retainer of $10,000. Mr. Veltman, our President and Chief Executive Officer, is our only director who is also an employee of the Company. Mr. Veltman does not receive any compensation for his service as a director. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.
The table below provides information about the compensation our non-employee directors received during 2022.
Director Compensation Table For 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mr. Benvenuti	$92,500	$149,997	$242,497
Mr. Brunner	80,000	149,997	229,997
Ms. Carroll	90,000	149,997	239,997
Mr. Faria	80,000	149,997	229,997
Dr. Gautam	80,000	149,997	229,997
Ms. Harman	155,000	149,997	304,997
Dr. Kuran	80,000	149,997	229,997
Mr. Wilson	95,000	149,997	244,997
_______________
(1)    Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 35,128 shares of restricted stock awarded on

January 7, 2022 to each director. The restricted stock awards to directors vest in their entirety on the first anniversary of the date of grant.
Committees of the Board
Audit Committee. The Audit Committee consists of Thomas H. Wilson, Jr., who serves as the Chair of the Committee, Messrs. Benvenuti and Faria, Ms. Carroll and Dr. Gautam. All members of the Audit Committee are independent as defined by Nasdaq rules, and Mr. Wilson has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:
•    oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;
•    oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function and internal controls regarding cybersecurity;
•    oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Business Conduct and Ethics;
•    engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;
•    preapprove all permissible non-audit related services provided by the registered independent public accounting firm;
•    review the independence and evaluate the performance of the registered independent public accounting firm;
•    oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;
•    oversee that management has established and maintains proper information system controls and security;
•    review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;
•    review and discuss with management and the registered independent public accounting firm the results of our annual audit and our quarterly financial statements;
•    review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;
•    review and approve earnings press releases; and
•    establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.
The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met nine times in 2022.
Compensation Committee. The Compensation Committee consists of Raynard D. Benvenuti, who serves as Chair of the Committee, Mr. Brunner, Drs. Gautam and Kuran and Ms. Harman. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:
•    annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;
•    review and approve our executive compensation policies and practices;
•    supervise the administration of our employee benefit plans, including the NN, Inc. 2022 Omnibus Incentive Plan;
•    retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;
•    review and approve annually for senior executives of the Company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;
•    review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and
•    review and assess our senior management succession plan on an annual basis.
The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met five times in 2022.
Governance Committee. The Governance Committee consists of Christina E. Carroll, who serves as Chair of the Committee, Messrs. Brunner, Faria and Wilson, Ms. Harman and Dr. Kuran. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:
•    review and recommend qualified candidates for membership on the Board;
•    provide oversight of the Company’s environmental and social initiatives;
•    establish procedures for the retirement or replacement of Board members;
•    establish a process and criteria for Board membership;
•    review a candidate’s qualifications and any potential conflicts with our interests;
•    assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;
•    oversee the annual evaluation of the Board and its Committees;
•    establish a process and criteria for Committee membership and each Committee’s chair;
•    develop and maintain our Governance Principles;
•    oversee the process of providing information to the Board; and
•    provide oversight and review the Board performance on an annual basis.
In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders.
In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.
A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.
In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although we do not have a formal policy regarding diversity, it is a very important factor in the Committee’s consideration of candidates. Among our seven nominees for election to the Board, two self-identify as women, and our three newest members self-identify as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Middle Eastern, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender). The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.
The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met five times in 2022.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Benvenuti	X	Chair
Mr. Brunner		X	X
Ms. Carroll	X		Chair
Mr. Faria	X		X
Dr. Gautam	X	X
Ms. Harman		X	X
Dr. Kuran		X	X
Mr. Wilson	Chair		X
Board Leadership
The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2022, our independent, non-management directors regularly met without management present.
The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by Jeri J. Harman, the Chairman of the Board and an independent director. Ms. Harman has served as our Chairman since January 2021 and has performed the responsibilities prescribed to her by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.
The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Ms. Harman, an independent director, has extensive experience in capital allocation, mergers and acquisitions and financial strategy matters. These skills, along with her broad background in management and organizational development, strategic planning and balance sheet management, and her service on the boards of a number of private companies, enables her to bring valuable insights to our board, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.
Board Independence
Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Veltman, who is our President and Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our Board also determined that none of our former directors, had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each such director was “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules during his or her respective period of service as a director during 2022. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.
Board and Committee Performance Evaluations
Our Board and each of its Committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluation. Every year we conduct interviews of each director to obtain their assessment of the effectiveness of the Board and the Committees, individual director performance (every three years) and Board of Directors’ dynamics. Our Governance Committee Chair and our General Counsel then report the results of these interviews at meetings of the Governance Committee and our Board of Directors, where the results are discussed. In addition, the Chair of each Committee guides an annual self-evaluation discussion among the Committee members. The results of the Committee self-evaluations are also reported to our Board of Directors for review and discussion.
Board Oversight of Risk
The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board.
The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight, including operational, financial, legal and regulatory, environmental, social and governance (“ESG”), and strategic and reputational risks.
The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory, and cybersecurity matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board, the evaluation of Board members and our ESG strategy and initiatives. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.
Board Oversight of Environment, Social and Governance Matters
We are committed to operating in an ethical and sustainable manner that benefits all our stakeholders, including investors, customers, employees and the communities we serve. We have established company-wide environmental, human rights, and labor rights policies that outline the Company’s standards for all business operations. The Board and the Governance Committee have oversight responsibility for strategy and policies related to ESG issues. More information on these policies can be found in the “Sustainability” section of our website at www.nninc.com, including our ongoing ESG efforts related to safety, quality, environmental, community engagement and corporate governance. The following are a few highlights of NN’s ESG positions and policies:
Environmental and Safety and Social Initiatives - The Company maintains an environmental, health and safety policy, and in 2021 we conducted a comprehensive gap analysis and developed an action plan for the implementation of ESG initiatives, which includes a review of our social policies and practices in order to enhance our oversight and transparency with respect to ESG matters. These efforts resulted in the publishing of our inaugural sustainability report and enhanced website disclosures during the second quarter of 2022.
Board Diversity - We are committed to bringing a diverse set of perspectives and experiences to the Board. We have two female directors serving on the Board, one of whom serves as Chairman of the Board and the other as Chair of the Governance Committee, and three directors who identify as members of underrepresented minorities.
Additionally, we have continued to refresh the Board by adding eight new directors to the Board within the past four years, including Mr. Faria and Drs. Gautam and Kuran in 2021.
Code of Business Conduct and Ethics - The Company maintains a Code of Business Conduct and Ethics which is provided in six languages and applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on and certifies that they have read and understood our Code of Business Conduct and Ethics.
Supply Chain Sustainability. As a multi-national company that sources from suppliers from around the world, we recognize the need for our suppliers to abide by and exceed various environmental, social, and economic regulations and standards both from an international perspective and on a country by country basis for countries where our suppliers operate. We manage these risks and regulatory issues in our supply chain primarily through our policies and procedures, in which we outline our expectations of our suppliers.

Health, Safety and Wellness. We work to minimize the risks associated with the tasks our employees perform, and we take our responsibility for our employees’ health and safety very seriously. Our employees receive appropriate and necessary safety training to both protect their own health and safety as well as the people, equipment, and environment around them. Throughout the COVID-19 pandemic, we remained focused on the health and safety of our employees while meeting the needs of our customers. We have continued to implement a variety of safety mechanisms and programs designed to limit the risk of COVID-19 transmission among our employees and to ensure reliable supply of products to our customers. These enhanced safety measures and practices included social distancing, encouraging vaccination and masking, enhancing safety and hygiene protocols within our facilities and other safeguards. We monitor and track the impact of the COVID-19 pandemic on our employees and within our operations, and proactively modify or adopt new practices to promote their health and safety.
Attendance at Board and Committee Meetings
The Board met nine times in 2022 with all independent directors in attendance. In addition, the Directors were in attendance for all of the meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all then current directors attended our annual meeting of stockholders in 2022.
Communicating with the Board
Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277, Attention: Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.
Code of Conduct and Ethics
Our Board has adopted a Code of Conduct and Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Conduct and Ethics is available in the “Sustainability” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.
Principles of Corporate Governance
The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Beneficial Ownership of Common Stock
Security Ownership of Management. The following table shows, as of March 31, 2023 and based on 43,772,352 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
Raynard D. Benvenuti	95,918	(3)	*
Robert E. Brunner	124,463	(4)	*
John R. Buchan	130,380	(5)	*
Christina E. Carroll	91,231		*
João Faria	57,777		*
Michael C. Felcher	67,516	(6)	*
Dr. Rajeev Gautam	47,743		*
Jeri J. Harman	131,350		*
Matthew S. Heiter	123,066		*
Dr. Shihab Kuran	52,194		*
Warren A. Veltman	445,334	(7)	1.02%
J. Andrew Wall	51,215		*
Thomas H. Wilson, Jr.	96,248		*
All directors and executive officers as a group (13 persons)	1,514,435	(8)	3.46%
_____________________
*    Less than 1%
(1)    The address of each beneficial owner is c/o NN, Inc., 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277.
(2)    Computed in accordance with Rule 13d-3 of the Exchange Act. Includes shares of common stock subject to options exercisable within 60 days of March 31, 2023, and shares of restricted stock for which the indicated persons have sole voting power but not sole investment power.
(3)    Includes 20,000 shares of common stock held by the Raynard Benvenuti 2009 Revocable Trust.
(4)    Includes 29,532 shares of common stock held by Kiroki Investments, LLC of which revocable living trusts of Mr. Brunner and his wife are the sole members. Also includes 2,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2023.
(5)    Includes 36,700 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2023. As previously announced, Mr. Buchan retired on March 31, 2023.
(6)    Includes 10,200 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2023.
(7)    Includes 3,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2023.
(8)    Includes, in the aggregate, 51,900 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2023.
Security Ownership of Certain Beneficial Owners. The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 31, 2023 and based on 43,772,352 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Corre Partners Management, LLC (1)	5,978,442	13.66%
Legion Partners Asset Management, LLC (2)	4,074,151	9.31%
Vanguard Group, Inc. (3)	2,207,771	5.04%
Royce & Associates LP (4)	2,203,887	5.03%
________________
(1)    Amount based on Schedule 13D/A filed on April 4, 2023 with the SEC by Corre Partners Management, LLC, or Corre. The Schedule 13D/A states that Corre and certain of its affiliates, including Corre Opportunities Qualified Master Fund, LP, or Corre

Fund, have shared voting power with respect to 5,978,442 shares and shared dispositive power with respect to 5,978,442 shares. The principal business address of Corre is 12 East 49th Street, 40th Floor, New York, New York 10017. Corre Fund, and certain of its affiliates have shared voting power with respect to 5,072,707 shares and shared dispositive power with respect to 5,072,707 shares. The principal business address of Corre Fund is 12 East 49th Street, 40th Floor, New York, New York 10017.
(2)    Amount based on Schedule 13D/A filed on February 24, 2022 with the SEC by Legion Partners Asset Management, LLC, or Legion. The Schedule 13D/A states that Legion and certain of its affiliates have shared voting power for up to 4,074,151 shares and shared dispositive power for up to 4,074,151 shares. The principal business address of Legion is 12121 Wilshire Blvd., Suite 1240, Beverly Hills, CA 900225.
(3)    Amount based on Schedule 13G filed on February 9, 2023 with the SEC by Vanguard Group, Inc., or Vanguard. The Schedule 13G states that Vanguard has sole dispositive power with respect to 2,207,771 shares and shared dispositive power with respect to 15,523 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)    Amount based on Schedule 13G/A filed on January 24, 2023 with the SEC by Royce & Associates, LP, or Royce. The Schedule 13G/A states that Royce has sole voting power with respect to 2,203,887 shares and sole dispositive power with respect to 2,203,887 shares. The principal business address of Royce is 745 Fifth Avenue, New York, New York 10151.
Delinquent Section 16(a) Reports
Under Section 16(a) of the Exchange Act, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish us with copies of all filed reports.
Based solely on its review of the copies of these reports furnished to us for the year ended December 31, 2022, we are not aware of any instance of noncompliance with Section 16(a) by our directors, executive officers or owners of more than 10% of the common stock.

PROPOSAL II: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At the 2017 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:
•    attracting and retaining qualified and dedicated executives who are essential to our long-term success;
•    providing compensation packages that are competitive with the compensation arrangements offered by comparable companies;
•    tying a significant portion of an executive officer’s compensation to attainment of specific financial performance goals and the individual’s performance; and
•    directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements, including performance share units that vest in three years only if certain performance measures are attained over the period.
Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 34, which provide detailed information on the compensation of our named executive officers.
In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL III: ADVISORY (NON-BINDING) VOTE TO SET FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Board is asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal II above should occur every year, every two years or every three years.
The Board believes that the most appropriate policy for the Company at this time is to hold an advisory vote on executive compensation every year and therefore recommends that stockholders vote for future advisory votes on executive compensation to occur every year. If approved, the next advisory vote on executive compensation will occur in 2024. The Board believes that giving our stockholders the right to cast an advisory vote every year on approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders by allowing our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year. Additionally in 2017, the last time our stockholders cast a vote on frequency, approximately 88% of the votes cast were voted in favor of a one-year frequency.
This advisory vote to set the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders are able to select one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Compensation Committee will carefully review and consider the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in future years choose to conduct advisory votes on a more or less frequent basis and may change its practice and policies based on additional factors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the Company’s overall philosophy and approach to the compensation of its executive officers and explains the decisions made concerning the compensation of the Company’s Named Executive Officers (“NEOs”) for fiscal year 2022. It also describes the Company’s compensation philosophy, our executive compensation program, the process our Compensation Committee followed, and the factors the Compensation Committee considered in determining the amount and design of compensation awarded.
Executive Summary
2022 Achievements
Footprint Optimization
In 2022, we took specific steps to consolidate our footprint by exiting less profitable end markets and focusing our strategic growth initiatives in markets where we believe we will be able to maximize profitability. We made the decision to close our Taunton and Irvine sites, effectively exiting the Aerospace and Defense business, with both sites expected to close in 2023. Additionally, three Mobile Solutions sites are on track to close in 2023, which will further reduce operating costs in future years.
In carrying out our streamlined segment approach, our team achieved $41.5 million of new business wins, which—while short of the $60 million new business win target for 2022—is expected to yield over $130 million in revenue through 2026. Approximately 60% of new business procurement in 2022 came from our Electrical, Electric Vehicle, & Universal Auto market segments.
Financial Performance, Cash Generation and Operations
To combat unprecedented inflationary costs experienced in 2022, we negotiated price increases to recover or mitigate excess material and labor costs. As a result, we successfully recovered substantially all material inflation through modification of existing contracts. While not all non-material inflation was recovered in 2022, we largely expect to recover these amounts in 2023.
During 2022, we continued to experience the lingering effects of COVID-19, especially on our operations in China, where the Chinese government imposed a COVID-19 lockdown that forced our facilities to temporarily shut down in the second quarter of 2022. In the fourth quarter of 2022, we experienced employee absence rates in excess of 50% in China, due to the government’s termination of the zero tolerance policy. The 2022 year also presented continuing challenges with respect to supply chain disruptions, labor availability and retention and the added uncertainty arising from the Russia/Ukraine conflict. In the face of these challenges, we exceeded our workplace safety performance targets as compared to the industry average.
Unveiled a Sustainability Strategy and Improved Communications
In 2021, we engaged a third party sustainability consultant to develop a global sustainability strategy and implementation road map. In collaboration with our stakeholders, senior leaders, board members and consultants, and utilizing sustainability industry frameworks such as the Sustainable Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures, we conducted a comprehensive materiality assessment to identify our most significant economic, environmental and social impacts. Throughout the course of this evaluation, we engaged with employees, customers, stockholders and industry groups to develop a sustainability strategy and roadmap to guide the process and identify key disclosure areas. This effort resulted in the publishing of our inaugural sustainability report in May 2022. Following the release of our Sustainability Report, we saw an improvement in the Company’s ISS QualityScore in both the Environment and Social categories.
We also continued our emphasis on internal communications to enrich our common culture, which is focused on respect for individuals and open and transparent communication. We conducted global quarterly employee town hall meetings and moved group town hall meetings to a monthly schedule in light of the lower absence rates and continued easing of COVID-19 restrictions in most geographic areas. Further, we hired a marketing communications leader for the Company, who spearheaded the 2022 pilot for our new communications platform, NN Connect, which is expected to roll out globally in 2023. This platform will feature both site-specific and enterprise-wide content, and will augment communication efforts to ensure better flow of key messages.
In order to meet the significant challenges of the current employment environment, our Organizational Capability Assessment, the Company’s talent and succession planning process, facilitated the identification of key successors in light of retirements announced by our CEO and EVP. We also optimized our sales organization by restructuring our commercial enterprise, designing training plans and implementing a new sales incentive program for 2023, which is structured to incentivize desired behaviors among the existing team as well as to attract new commercial talent. Additionally, our new marketing communications leader promoted greater visibility of the organization through regular press releases and the new NN website to improve brand recognition and positioning, as well as to convey relevant messages to internal and external stakeholders and amplify our story to customers.
2022 Pay for Performance
Our executive compensation programs are based on a strong alignment between pay and performance and are designed to reward both financial and operational successes as well as actions that drive stockholder value creation. We believe our executive compensation programs are acting as intended, to properly incentivize and compensate our executive officers when our financial objectives are met and to hold our executive officers accountable when they are not. Accordingly, we did not make any material changes to our programs in 2022. Despite some of the significant achievements noted above, 2022 proved to be a challenging year for the Company. Due to meaningful macro- and microeconomic factors, our financial performance failed to meet expectations. Accordingly, and as more fully described below, the performance metrics established for our executive incentive bonus program and for our 2020 TSR and ROIC performance stock units were not met, resulting in no payout to our NEOs. In addition, for 2022, the Compensation Committee did not award any discretionary bonuses to the NEOs.
Named Executive Officers
For the year ended December 31, 2022, we had the following five NEOs:

Name	Title
Warren A. Veltman (1)	Director, President and Chief Executive Officer
Michael C. Felcher	Senior Vice President – Chief Financial Officer
John R. Buchan (2)	Executive Vice President – Mobile Solutions and Power Solutions
Matthew S. Heiter	Senior Vice President, General Counsel and Secretary
J. Andrew Wall (3)	Senior Vice President – Chief Commercial Officer
______________
(1)    As previously announced, Mr. Veltman will retire from his positions as President and Chief Executive Officer upon the appointment of a new Chief Executive Officer.
(2)    As previously announced, Mr. Buchan retired on March 31, 2023.
(3)     Mr. Wall joined the Company effective as of January 10, 2022.
Executive Compensation Policies and Practices
Compensation Philosophy
Our executive compensation program is comprised of a mix of short-term and long-term performance based programs and emphasizes long-term equity awards, which are tied closely to stockholder returns. We believe that our executive compensation program encourages and motivates our executive officers to achieve sustainable, long-term operating financial performance and aligns with the creation of long-term stockholder value.
Our compensation philosophy is best described as pay-for-performance which rewards both financial and operational successes as well as actions that drive stockholder value creation. The following are the objectives of our compensation program:
•    attracting and retaining qualified and dedicated executives who are essential to our long-term success;
•    providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;
•    tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and
•    aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.
In 2022, our NEOs received a compensation package that consisted of an annual base salary, annual incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation program align the interests of our NEOs and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks.

We believe our executive compensation program incorporates market best practices, creates long-term stockholder value and increases management accountability via:
•    Performance stock units, or PSUs, that vest based on our total shareholder return (TSR) ranking relative to the S&P SmallCap 600 Index over a three-year performance period and require a median TSR ranking for target payout;
•    PSUs that vest based on our return on invested capital (ROIC) over a three-year performance period; and
•    Performance metrics intended to hold our executive officers accountable for our financial performance. In 2022, the short-term incentive performance metrics established by the Compensation Committee related to promoting organic sales growth, encouraging sales growth in the electric vehicle and power markets, developing a sustainability strategy, enhancing safety and product quality and generating and conserving cash.
The following highlights practices that we utilize in support of our pay-for-performance philosophy:
What We Do
•    Align executive pay with Company performance;
•    Establish performance metrics that correlate to stockholder value creation;
•    Mitigate undue risk in compensation programs;
•    Include meaningful vesting periods on equity awards;
•    Establish a performance gate that must be achieved as a condition to any payout of short-term incentive compensation;
•    Set maximum payout limits on all variable, performance-based compensation programs;
•    Utilize an independent compensation consultant;
•    Provide reasonable post-employment/change in control provisions in employment/separation agreements;
•    Maintain executive stock ownership guidelines; and
•    Maintain an incentive compensation recoupment (clawback) policy applicable to all incentive compensation awards granted under our compensation plans, including equity awards.
What We Don’t Do
•    Reprice underwater stock options;
•    Exchange underwater stock options for cash;
•    Grant multi-year guaranteed bonuses;
•    Provide excessive perquisites; or
•    Permit hedging, pledging or short-sale transactions by our executive officers and directors.
Compensation Committee
The Compensation Committee consists of four independent non-employee directors and is supported by our Human Resources department. As discussed below, the Compensation Committee may also retain one or more independent compensation consultants to assist it. The Compensation Committee handles a variety of compensation and organizational matters relating to our executives, including the following:
•    reviews, approves and administers all of our executive compensation programs;
•    establishes the performance objectives under our executive incentive compensation and long-term equity compensation programs;
•    determines the attainment of those performance objectives and the awards to be made under our compensation programs;
•    sets base salary and incentive opportunities for our CEO and other senior executives;
•    evaluates the performance of our CEO; and

•    recommends employment and severance agreements for our CEO and other senior executives to the Board.
The Compensation Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Compensation Committee has the authority to engage its own external compensation consultant as needed and engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant in 2021. We conducted a conflict of interest assessment prior to the Compensation Committee engaging Meridian (and does so on an annual basis), which verified, in the Compensation Committee’s judgment, Meridian’s independence and that no conflicts of interest existed.
The Compensation Committee engaged Meridian to perform a competitive review our executive pay programs in comparison to competitive market practices. Meridian also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review and assisted with other compensation matters as requested. Representatives from Meridian also attend Compensation Committee meetings on request.
Our Human Resources department also provides compensation data, research and analysis that the Compensation Committee may request, and our Chief Human Resources Officer, along with our CEO and our General Counsel, regularly attend Compensation Committee meetings. However, the Compensation Committee meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Compensation Committee.
The CEO recommends to the Compensation Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility.
Peer Group Compensation Analysis
The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee worked with Meridian to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. In 2022, the Compensation Committee identified companies in our industry and with a market capitalization and assets in size similar to ours, for our peer selection. The Compensation Committee conducted an analysis of comparable peer compensation as a general frame of reference in considering the appropriateness of our executive compensation programs and to ensure that the compensation of our CEO and other senior executive officers is aligned with that of our peers.
Our peer group for our 2022 executive compensation program consists of the companies set forth below:

Allied Motion Technologies Inc.	EnPro Industries, Inc.	Standex International Corporation
Astronics Corporation	ESCO Technologies Inc.	Stoneridge, Inc.
CIRCOR International, Inc.	Helios Technologies, Inc.	Strattec Security Corporation
Columbus McKinnon Corporation	Mayville Engineering Company, Inc.	The Eastern Company
Commercial Vehicle Group, Inc.	Motorcar Parts of America, Inc.	Twin Disc, Incorporated

What We Pay and Why: Elements of Compensation
We have three elements of total direct compensation: base salary, annual incentive compensation and long-term equity incentive compensation.
Base Salary. We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies.
The following table indicates the base salaries for 2021 and 2022, and the percentage increase from the prior year for our NEOs:

Name	2021 Base Salary	2022 Base Salary	Percent Increase
Mr. Veltman	$690,000	$705,000	2.2%
Mr. Felcher	$355,000	$380,000	7.0%
Mr. Buchan	$435,000	$445,000	2.3%
Mr. Heiter	$400,000	$410,000	2.5%
Mr. Wall (1)	--	$325,000	N/A
__________
(1)    Mr. Wall joined the Company effective as of January 10, 2022.
Executive Incentive Compensation (EIC). We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to realize difficult, yet attainable, annual goals. Each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to achieving our strategic plan. These objectives are within the following categories:
•    Financial Goals: Achieve our annual business plan of growing EBITDA, generating cash and procuring new business wins; and
•    Functional Excellence: Implement and communicate a sustainability strategy, heighten cybersecurity protections, and enhance our human capital and culture.
In 2022, the Compensation Committee established Financial Goals, which included the metrics of adjusted EBITDA, free cash flow and new business wins, particularly in the strategic markets of electric vehicles and the electric grid. In order to qualify as a new business win, the business must relate to business awarded from a new customer or for a new component for an existing customer or incremental volume that requires added installed capacity. Renewal of base business included in the 2022 budget, market-driven volume increases and price increases to cover material and other cost increases do not qualify as new business wins. For all of our NEOs, attainment of their respective financial goals was weighted at 90%, and attainment of functional goals were weighted at 10%, in the aggregate. The functional goals related to implementing and communicating our ESG strategy, cybersecurity protections and enhancing our human capital and culture.
We provide our executive officers with targeted executive incentive compensation of 50% to 100% of base salary, as shown in the table below. In 2022, the Compensation Committee established the following targeted award levels for our NEOs:

Name	Target Award Opportunity as a % of Base Salary
Mr. Veltman	100%
Mr. Felcher	50%
Mr. Buchan	50%
Mr. Heiter	50%
Mr. Wall	50%

The Compensation Committee established a performance gate for 2022 of Company free cash flow of $10.1 million or EBITDA of $50.1 million, either of which must be met or exceeded before any payout under this program would be made. With respect to the approach used by the Compensation Committee to establish the threshold, target and maximum performance goals, the

Compensation Committee considered multiple factors that included, but were not limited to, historical performance, budget performance for fiscal 2022 and targeted levels of performance improvement over multiple years. Performance metrics are established at a level that focuses on key business success factors that drive performance and challenge management to achieve higher operational performance. Target performance is considered challenging, yet attainable, when the goals are set.
The specific Company goals for 2022, weighting of the goals and actual achievement by the Company in relation to the performance levels previously set by the Compensation Committee, is reflected in the following tables:

Weight by Goal	Company Goals	Threshold	Target	Maximum	2022 Results
	Payout Level	50%	100%	150%
39%	Adjusted EBITDA (1)	$50.06	$62.58	$75.09	$43.89
26%	Free Cash Flow (2)	$10.14	$16.74	$20.09	$(9.77)
25%	New Business Wins	$40.00	$65.00	$78.00	$41.50
10%	ESG & External Messaging; People & Culture; Cybersecurity	80%	100%	120%	75%
____________
(1)    Adjusted EBITDA represents GAAP income (loss) from operations, adjusted to include income taxes, interest expense, write-off of unamortized debt issuance costs, interest rate swap payments and change in fair value, change in fair value of preferred stock derivatives and warrants, depreciation and amortization, charges related to acquisition and transition costs, non-cash stock compensation expense, foreign exchange gain (loss) on inter-company loans, restructuring and integration expense, costs related to divested businesses and litigation settlements, income from discontinued operations, and non-cash impairment charges, to the extent applicable. Amounts reported in millions of U.S. dollars.
(2)    Free cash flow represents GAAP net cash provided by (used in) operating activities less capital expenditures plus proceeds from the sale of property, plant and equipment, and before certain one-time payments. Amounts reported in millions of U.S. dollars.
The Compensation Committee selected the weighting, financial goals and payout levels in order to align the interests of our NEOs with the interest of our stockholders. Payouts based on the actual results will be linearly interpolated between performance levels.
In March 2023, the Compensation Committee met to consider the payment of executive incentive compensation. Since the Company did not achieve either of the performance gates in 2022, there were no payouts under the EIC program.
Long-Term Incentive Compensation. We provide performance-based long-term incentive compensation to certain employees, including our NEOs, to directly tie the interests of these individuals to the interests of our stockholders. In addition, this program allows us to provide competitive pay packages to attract and retain a highly talented management team.
Our long-term incentive compensation includes performance stock units, or PSUs, that vest based on our total shareholder return (TSR Awards, relative to the S&P SmallCap 600 Index), and on our return on invested capital (ROIC Awards), over a three-year performance period (Performance Period). In addition, our NEOs receive long-term incentive compensation in the form of shares of restricted stock. Such long-term incentive compensation is based on the NEO’s target opportunity as a percentage of base salary and is equally allocated one-third each among TSR Awards, ROIC Awards and restricted stock awards. Our long-term incentive compensation is designed to directly align the interests of executives to the interests of our stockholders and to drive long-term stockholder value creation.
The Compensation Committee chose the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations to ours. TSR is calculated by taking a total of share price appreciation plus dividends over the three-year period compared to our share price at the beginning of the period. The performance metrics and corresponding payouts for TSR Awards are based on our ranking within the S&P SmallCap 600 for all performance cycles that are currently outstanding, and for the 2022 Performance Period are as follows:

Performance	Payout
Threshold - At 25th percentile	25% of target
Target - At 55th percentile	100% of target
Maximum - At 75th percentile	150% of target
If performance is below the 25th percentile, no award will be earned or paid as it relates to that measure.

In 2022, ROIC is the quotient of (i) adjusted net operating profit after taxes, divided by (ii) total invested capital. The performance metrics and corresponding payouts for ROIC Awards granted in 2022 are based on our achieving a specified average return on invested capital during the Performance Period as follows:

Performance	Payout
Threshold – 6.4%	50% of target
Target – 8.6%	100% of target
Maximum – 10.0%	150% of target
If we do not achieve at least a 6.4% return on invested capital during the Performance Period, no award will be earned or paid.
If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.
The Restricted Stock will vest ratably over three years in accordance with historical compensation practice, subject to continued employment. Dividends will be paid on outstanding Restricted Stock during the vesting period.
For 2022, the Compensation Committee established a long-term incentive compensation target opportunity for each executive that ranged between 85% and 255% of the respective NEO’s base salary and was intended to approximate the market values of long-term equity awards granted within our peer group. Each NEO’s long-term incentive opportunity award value in 2022 is shown in the following table:

Name	Grant Date Fair Value of TSR Awards	Grant Date Fair Value of ROIC Awards	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Long- Term Incentive Compensation
Mr. Veltman	$495,551	$547,048	$599,250	$1,641,849
Mr. Felcher	89,033	98,287	$107,665	$294,985
Mr. Buchan	$122,665	$135,412	$148,333	$406,410
Mr. Heiter	$113,015	$124,762	$136,667	$374,444
Mr. Wall (1)	$76,148	$84,060	$192,080	$352,288
____________
(1)    The grant date fair value of Mr. Wall’s restricted stock includes a one-time $100,000 inducement grant.

TSR and ROIC Metrics and Actual Performance Attainment – 2020-2022 Performance Period. In 2020, the Compensation Committee established the TSR and ROIC performance thresholds to be measured over the 2020-2022 performance period. In March 2023, we certified to the Compensation Committee that during the 2020-2022 performance period Relative TSR was (81.2)% (1st percentile) and ROIC was 5.2%, both of which were below the threshold requirements. As a result of the Relative TSR and ROIC results, no performance shares were earned by our NEOs under the 2020 Long-Term Incentive Compensation Plan.
Benefits. In addition to the three elements of total direct compensation (base salary, annual incentive compensation and long-term equity incentive compensation), we provide certain other benefits to our NEOs, including Company-matched contributions under a 401(k) savings plan, premium payments relating to supplemental disability insurance, health savings accounts, group term life insurance, housing allowance and employee travel allowance. We do not provide our NEOs with excessive perquisites, such as use of a company airplane, club memberships, and tax and financial planning.
Say on Pay Analysis
At our 2022 Annual Meeting, we held an annual advisory vote on executive compensation, and approximately 78% of our stockholders voted in favor of our named executive officer compensation for 2021. At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation, as well as an advisory vote on the frequency of our advisory votes to approve our named executive compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from stockholders throughout the course of such year, when evaluating our compensation program. Furthermore, pending on the results of the advisory vote held at our Annual Meeting on the frequency of advisory votes on executive compensation, we intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually.
Risk Considerations
We structure our executive compensation arrangements to encourage executives to take appropriate risks designed to enhance performance and increase stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both corporate and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.
With respect to specific elements of compensation:
•    Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.
•    Our executive incentive compensation for executive officers is designed to reward achievement of performance metrics that take into account the expense of such compensation, which we believe facilitates the creation of stockholder value. Through a combination of plan design, such as a cap on potential payouts, and management procedures, undue risk-taking is mitigated.
•    Awards under our long-term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officer’s net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this, in addition to a payout cap on performance share units, negates any motivation to take inappropriate risks associated with business performance.
Compensation of our Executive Officers
We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.
Compensation of the Chief Executive Officer
Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon our financial performance with respect to our annual business plan and progress made on long term objectives and compares the CEO’s compensation to the peer companies.
Stock Ownership Policies
Stock Ownership Requirements. To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in the Company within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his annual base salary. The requirement for the Section 16 officers is three times their annual base salary and for non-employee directors, three times their annual retainer. Under the policy, beneficial ownership includes shares owned directly by the individual; shares owned jointly with or separately by the individual’s spouse; shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and restricted stock units (vested and unvested). In light of the recent downturn in the price of the Company’s common stock and the fact that some of the NEOs are new to their roles, the Company has extended the timeframe for compliance with the policy to provide for additional time for the stock price to normalize and for the NEOs to accumulate a sufficient amount of shares to satisfy the policy requirements.

Pledging Policy. Our insider trading policy prohibits any director or officer (including the NEOs) from pledging any of our securities as collateral for a loan without first obtaining approval from our Chief Executive Officer and our General Counsel. To date, none of our NEOs have pledged any of our securities as collateral for a loan, nor have any requests for approval been made.
Hedging Policy. Also, our insider trading policy prohibits our directors and officers (including the NEOs) from engaging in any transactions involving a derivative of our securities, including hedging transactions.
Incentive Compensation Recoupment (Claw-Back) Policy
To further discourage inappropriate or excessive risk-taking, the Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, willful misconduct or fraud, the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us require reimbursement or payment of the portion of any annual incentive compensation, including any equity compensation, paid or awarded to the executive within the three year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and, based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Raynard D. Benvenuti, Chair
Robert E. Brunner
Dr. Rajeev Gautam
Jeri J. Harman
Dr. Shihab Kuran
*The material in the foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth for the year ended December 31, 2022 information concerning the compensation paid for services rendered in all capacities by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-equity Incentive Plan Compen- sation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Warren A. Veltman	2022	700,962	—	1,641,849	—	—	—	52,887	2,395,698
President and Chief Executive Officer	2021	685,962	250,000	1,749,418	—	550,906	—	53,165	3,289,451
	2020	664,904	250,000	1,730,612	—	581,967	—	48,368	3,275,852

Michael C. Felcher	2022	373,750	—	294,985	—	—	—	8,497	677,232
Senior Vice President – Chief Financial Officer	2021	307,294	42,500	114,371	—	108,195	—	7,945	580,305

John R. Buchan	2022	442,308	—	406,410	—	—	—	6,883	855,601
Executive Vice President – Mobile Solutions and Power Solutions	2021	432,308	125,000	432,493	—	173,655	—	6,883	1,170,339
	2020	432,308	125,000	852,305	—	183,212	—	16,239	1,609,064

Matthew S. Heiter	2022	407,500	—	374,444	—	—	—	42,278	824,222
Senior Vice President, General Counsel and Secretary	2021	397,500	200,000	397,694	—	159,683	—	37,907	1,192,784
	2020	387,612	200,000	782,107	—	168,124	—	8,903	1,546,746

J. Andrew Wall (1)	2022	312,500	—	352,288		—		7,722	672,510
Senior Vice President – Chief Commercial Officer

__________
(1)    Mr. Wall joined the Company effective as of January 10, 2022.
(2)    Amounts in the Bonus column for 2021 represent the second payment of a retention award approved by the Committee in October 2020 in connection with the sale of our Life Sciences business.
(3)    Amounts in the Stock Awards column represent the grant date fair values of shares of restricted stock, TSR Awards and ROIC Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following tables reflect the grant date fair value of the PSUs at target, as well as the maximum grant date fair value if the highest level of performance is achieved. Additional information regarding the TSR Awards and ROIC Awards is set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023.

Grant Date Fair Value of TSR Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Veltman	495,551	743,327
Mr. Felcher	89,033	133,550
Mr. Buchan	122,665	183,998
Mr. Heiter	113,015	169,523
Mr. Wall	76,148	114,222

Grant Date Fair Value of ROIC Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Veltman	547,048	820,572
Mr. Felcher	98,287	147,431
Mr. Buchan	135,412	203,118
Mr. Heiter	124,762	187,143
Mr. Wall	84,060	126,090
(5)    Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023.
(6)    Generally, non-equity incentive plan compensation is earned in one fiscal year and paid in the first half of the next year.
(7)    Reflects all other compensation, as summarized in the following table, for 2022:

Name	401(k) Company Match ($)	Health Savings Account ($)	Excess Group Term Life Insurance Premiums ($)	Housing Reimbursement ($)	Other(2) ($)	Total ($)
Mr. Veltman	2,000	1,200	3,644	43,226	2,817	52,887
Mr. Felcher	6,100	1,200	837	—	360	8,497
Mr. Buchan	2,000	1,200	3,683	—	—	6,883
Mr. Heiter	6,100	—	3,683	32,495	—	42,278
Mr. Wall	6,000	1,200	522	—	—	7,722
__________
(1)    Amounts in this column include a service award for Mr. Veltman and a gym membership for Mr. Felcher.

The following table sets forth information with respect to plan-based awards granted during 2022 to the named executive officers.
Grants of Plan-Based Awards For 2022

		Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Veltman
Restricted Stock	3/28/2022	—	—	—	—	—	—	208,798	599,250
TSR Award	3/28/2022	—	—	—	123,888	495,551	743,327	—	495,551
ROIC Award	5/25/2022	—	—	—	273,524	547,048	820,572	—	547,048
Non-Equity Incentive Plan Award		352,500	705,000	1,057,500	—	—	—	—	—
Mr. Felcher
Restricted Stock	3/28/2022	—	—	—	—	—	—	37,514	107,665
TSR Award	3/28/2022	—	—	—	22,258	89,033	133,550		89,033
ROIC Award	5/25/2022	—	—	—	49,144	98,287	147,431		98,287
Non-Equity Incentive Plan Award		95,000	190,000	285,000	—	—	—	—	—
Mr. Buchan
Restricted Stock	3/28/2022	—	—	—	—	—	—	51,684	148,333
TSR Award	3/28/2022	—	—	—	30,666	122,665	183,998	—	122,665
ROIC Award	5/25/2022	—	—	—	67,706	135,412	203,118	—	135,412
Non-Equity Incentive Plan Award		111,250	222,500	333,750	—	—	—	—	—
Mr. Heiter
Restricted Stock	3/28/2022	—	—	—	—	—	—	47,619	136,667
TSR Award	3/28/2022	—	—	—	28,254	113,015	169,523	—	113,015
ROIC Award	5/25/2022	—	—	—	62,381	124,762	187,143	—	124,762
Non-Equity Incentive Plan Award		102,500	205,000	307,500	—	—	—	—	—
Mr. Wall
Restricted Stock	3/28/2022	—	—	—	—	—	—	32,084	92,081
Restricted Stock	3/28/2022	—	—	—	—	—	—	34,843	99,999
TSR Award	3/28/2022	—	—	—	19,037	76,148	114,222	—	76,148
ROIC Award	5/25/2022	—	—	—	42,030	84,060	126,090	—	84,060
Non-Equity Incentive Plan Award		180,250	360,500	540,750	—	—	—	—	—
____________
(1)    Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received one and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.
(2)    Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The PSUs vest over a three-year performance period. Additional information regarding the PSUs are set forth under Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023.
(3)    See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.
(4)    Amounts represent the grant date fair value, as computed in accordance with ASC Topic 718. Shares of restricted stock vest over a period of three years beginning on the first anniversary of the date of grant.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2022.
Outstanding Equity Awards at Fiscal Year-End 2022

	Option Awards					Stock Awards
Grant/ Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mr. Veltman
FY 2014 Option	3,000	—	—	22.15	10/20/2024	—	—
FY 2020 RS	—	—	—	—	—	20,259	30,389
FY 2021 RS	—	—	—	—	—	54,305	81,458
FY 2021 TSR Award	—	—	—	—	—	67,182	100,773
FY 2021 ROIC Award	—	—	—	—	—	81,458	122,187
FY 2022 RS	—	—	—	—	—	208,798	313,197
FY 2022 TSR Award	—	—	—	—	—	195,870	293,805
FY 2022 ROIC Award	—	—	—	—	—	208,797	313,196
Mr. Felcher
FY 2019 Option	5,700	—	—	7.93	3/14/2029	—	—
FY 2020 Option	3,000	1,500	—	9.44	2/18/2030	—	—
FY 2020 RS	—	—	—	—	—	1,523	2,285
FY 2021 RS	—	—	—	—	—	10,513	15,770
FY 2022 RS	—	—	—	—	—	37,514	56,271
FY 2022 TSR Award	—	—	—	—	—	35,191	52,787
FY 2022 ROIC Award	—	—	—	—	—	37,514	56,271
Mr. Buchan
FY 2014 Option	2,300	—	—	22.15	10/20/2024	—	—
FY 2015 Option	4,000	—	—	25.16	4/30/2025	—	—
FY 2016 Option	8,400	—	—	11.31	3/16/2026	—	—
FY 2017 Option	4,000	—	—	24.20	3/17/2027	—	—
FY 2018 Option	4,300	—	—	24.55	3/14/2028	—	—
FY 2019 Option	13,700	—	—	7.93	3/14/2029	—	—
FY 2020 RS	—	—	—	—	—	5,002	7,503
FY 2021 RS	—	—	—	—	—	13,425	20,138
FY 2021 TSR Award	—	—	—	—	—	16,609	24,914
FY 2021 ROIC Award	—	—	—	—	—	20,138	30,207
FY 2022 RS	—	—	—	—	—	51,684	77,526
FY 2022 TSR Award	—	—	—	—	—	48,484	72,726
FY 2022 ROIC Award	—	—	—	—	—	51,684	77,526
Mr. Heiter
FY 2020 RS	—	—	—	—	—	4,590	6,885
FY 2021 RS	—	—	—	—	—	12,345	18,518
FY 2021 TSR Award	—	—	—	—	—	15,272	22,908
FY 2021 ROIC Award	—	—	—	—	—	18,518	27,777
FY 2022 RS	—	—	—	—	—	47,619	71,429
FY 2022 TSR Award	—	—	—	—	—	44,670	67,005
FY 2022 ROIC Award	—	—	—	—	—	47,619	71,429
Mr. Wall
FY 2022 RS	—	—	—	—	—	32,084	48,126
FY 2022 RS (4)	—	—	—	—	—	34,843	52,265
FY 2022 TSR Award	—	—	—	—	—	30,098	45,147
FY 2022 ROIC Award	—	—	—	—	—	32,084	48,126
____________
(1)    Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2)    Shares of restricted stock generally vest in three equal annual installments beginning on the first anniversary of the date of grant. Performance share units granted in 2021 and 2022 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2023 and December 31, 2024, respectively.

(3)    The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on December 30, 2022, which was $1.50 and, with respect to PSUs, assumes target performance.
(4)     In connection with his joining the Company, Mr. Wall received a grant of restricted stock that will vest on the first anniversary of the date of grant.
The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2022.
Option Exercises and Stock Vested During 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Veltman	—	—	51,693	151,588
Mr. Felcher	—	—	6,781	19,703
Mr. Buchan	—	—	16,262	47,400
Mr. Heiter	—	—	14,992	43,694
Mr. Wall (1)	—	—	—	—
__________
(1)    Mr. Wall joined the Company effective as of January 10, 2022.
Employment and Change of Control Agreements with Named Executive Officers
Each of our named executive officers has either a separation agreement or a written employment agreement to serve in his respective position that extends automatically unless either party gives notice of termination. We may terminate each named executive officer’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a biweekly basis, for either (i) eighteen months for Messrs. Veltman, Buchan, and Heiter, or (ii) twelve months for Messrs. Felcher and Wall, from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment. Messrs. Heiter, Felcher, and Wall also receive a lump-sum payment equal to the target annual bonus to which the named executive officer would have been entitled for the year of termination, if any, pro-rated for actual Company performance as well as for the portion of the year during which the named executive officer was employed with the Company. The agreements for each of our named executive officers also include a non-competition term that ends between twelve and twenty-four months following the conclusion of each executive’s employment with the Company, depending on the reason for the executive’s separation from service.
The written employment or separation agreements for our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control (i.e., a “double-trigger”), as defined in each named executive officer’s agreement, each named executive officer will receive: (i) a lump sum payment equal to the sum of two-times (for Messrs. Veltman, Buchan, and Heiter) or one and a half times (for Messrs. Felcher and Wall) the named executive officer’s base salary as of the date of termination; (ii) a lump sum payment equal to the named executive officer’s median bonus available at a specified percentage (target or below); (iii) a lump sum payment equal to the target annual bonus to which the named executive officer would have been entitled for the year of termination, if any, pro-rated for the portion of the year during which the named executive officer was employed with the Company; and (iv) a lump sum payment of $12,000 as a transition assistance payment.
The following table shows the compensation each named executive officer would have received under their respective agreements had a change in control and the termination of the executive’s service occurred, each as of December 31, 2022.

Name	Cash Severance ($)	Stock Option Acceleration ($)(1)	Restricted Stock And Performance Share Unit Acceleration ($)(2)	Total ($)
Mr. Veltman	2,479,500	—	1,255,005	3,734,505
Mr. Felcher	867,000	—	183,384	1,050,384
Mr. Buchan	1,324,750	—	310,540	1,635,290
Mr. Heiter	1,242,000	—	285,951	1,527,951
Mr. Wall	743,250	—	193,664	936,914
____________

(1)    Stock option acceleration is calculated based on the difference between: (a) the market value of the shares of common stock underlying the above named executive officer’s unvested options on December 31, 2022, and (b) the exercise price of the unvested options held by such executive officer. The market value as of December 31, 2022 is deemed to have been $1.50 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 30, 2022. Mr. Felcher held unvested options as of December 31, 2022 with an exercise price of $9.44 per share, however, no compensation is reflected in this column since the exercise price of such unvested options is greater than the market value.
(2)    Restricted stock acceleration is calculated based on the market value of the above named executive officers’ unvested restricted stock and performance share units on December 31, 2022. The market value as of December 31, 2022 is deemed to have been $1.50 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 30, 2022. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, all PSUs will be deemed vested at target. Accordingly, the amounts in this column reflect the vesting of PSUs at target performance levels.

Compensation Committee Interlocks and Insider Participation
All compensation decisions during the fiscal year ended December 31, 2022 for each of the named executive officers were made by the Compensation Committee, consisting of, from time to time, Messrs. Benvenuti, Brunner, Doctors Gautam and Kuran and Ms. Harman, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.
CEO PAY RATIO
For 2022, the annualized total compensation of Mr. Veltman as CEO was $2,395,698, and the median of the annual total compensation of all employees, other than the CEO, was $15,706, resulting in a ratio of 153:1, or the Pay Ratio.
In determining the median employee, we collected information regarding gross earnings for all 3,661 employees of the Company and its consolidated subsidiaries as of December 31, 2022 for the period beginning January 1, 2022 and ending December 31, 2022. A substantial majority of our employees work outside the United States, including the median employee. Gross earnings generally included an employee’s actual income, including base wages, overtime, bonuses and other cash incentives. We converted earnings paid in local currencies to U.S. dollars by applying the exchange rate at December 31, 2022.
We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the Pay Ratio.
The Pay Ratio disclosed above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio may not be comparable to the pay ratio reported by other companies.
PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain financial performance measures of the Company. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to restricted stock and PSUs.

	Summary Compensation Table Total to PEO	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based on TSR (3)	Net Income (4)
Year (1)
2022	$2,395,698	$449,329	$757,391	$420,299	$22.83	$(26,098,000)
2021	$3,289,451	$1,700,813	$1,099,255	$612,133	$62.40	$(13,225,000)
____________

(1)    NEOs included in the above table for each covered year are the following:

Year	PEO	Non-PEO NEOs
2022	Warren A. Veltman	Michael C. Felcher, John R. Buchan, Matthew S. Heiter and J. Andrew Wall
2021	Warren A. Veltman	Michael C. Felcher, John R. Buchan, Matthew S. Heiter, D. Gail Nixon and Thomas D. DeByle
(2)    Adjustments made to calculate “compensation actually paid” pursuant to the SEC rules are as follows:

PEO	2022	2021
Total Compensation in SCT	$2,395,698	$3,289,451
Less: Grant date value of stock awards and option awards reported in SCT	$(1,641,850)	$(1,749,418)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	681,236	923,919
Plus (less): Change in value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	(925,402)	(773,354)
Plus(less): Fair value as of vesting date for awards that are granted and vest in the same covered fiscal year	—	—
Plus (less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	(60,353)	10,215
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	—	—
Total Adjustments	(1,946,369)	(1,588,638)
Compensation Actually Paid	$449,329	$1,700,813

Average of Non-PEO NEOs	2022	2021
Total Compensation in SCT	$757,391	$1,099,255
Less: Grant date value of stock awards and option awards reported in SCT	$(357,032)	$(412,801)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	150,833	120,416
Plus (less): Change in value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	(118,028)	(129,717)
Plus(less): Fair value as of vesting date for awards that are granted and vest in the same covered fiscal year	—	9,930
Plus (less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	(12,865)	10,172
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	—	(85,122)
Total Adjustments	(337,092)	(487,122)
Compensation Actually Paid	$420,299	$612,133
(3)    Pursuant to SEC rules, the TSR figures assume an initial investment of $100 in our stock on December 31, 2019.
(4)    The dollar amounts reported are the amount of net loss for the covered years as reflected in our consolidated audited financial statement for such fiscal years.
Relationship between “compensation actually paid” and Performance Metrics
The Company utilizes a number of performance measures to align its compensation scheme with Company performance that are not part of the Pay Versus Performance Table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance with “compensation actually paid” (as computed in conformance with SEC rules and guidance). However, in accordance with SEC rules, the Company must provide a description of the relationships between (i) “compensation actually paid” and TSR and (ii) “compensation actually paid” and net income. The “compensation actually paid” to our PEO and the other NEOs significantly decreased between 2021 and 2022. The amount of “compensation actually paid” to our PEO and the other NEOs is in sync with the further decline in the Company’s negative TSR over 2021 and 2022 in large part because of the significant percentage of “compensation actually paid” being comprised of equity awards. While we do not utilize net income in setting compensation for our NEOs because we have been operating at a loss, the decrease in “compensation actually paid” is in line with and partially offset our net loss as described in our audited financial statements.

PROPOSAL IV: RATIFICATION OF SELECTION OF OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Grant Thornton LLP (“Grant Thornton”) has been selected by the Audit Committee as our registered independent public accounting firm for 2023. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection Grant Thornton. If the stockholders should not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment. Representatives of Grant Thornton will not be present at the Annual Meeting.
Fees Paid to Registered Independent Public Accounting Firm
The following table sets forth the aggregate fees and expenses billed by Grant Thornton for fiscal years 2022 and 2021.

	2022	2021
Audit Fees	$1,712,870	$1,442,234
Audit-Related Fees	—	—
Tax Fees	—	10,350
All Other Fees	453,871	—
Total	$2,166,741	$1,452,584
In accordance with definitions and rules established by the SEC, “audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, “audit-related fees” consist of fees billed for consulting services related to accounting pronouncements and internal control assessments, “tax fees” are fees billed for tax compliance, tax advice and tax planning, and “all other fees” consist of fees billed for operational audits.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chair of the Audit Committee has the authority to pre-approve such services, and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. All of the audit and tax services by Grant Thornton were pre-approved in accordance with the Audit Committee’s policies and procedures.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.
The Audit Committee has reviewed and discussed with our management and Grant Thornton LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2022; has discussed with Grant Thornton LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards; has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence; and has discussed with Grant Thornton LLP their independence from the Company, including whether Grant Thornton LLP’s provision of non-audit services to the Company was compatible with maintaining Grant Thornton LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 10, 2023.
Members of the Audit Committee:
Thomas H Wilson, Jr., Chair
Raynard D. Benvenuti
Christina E. Carroll
João Faria
Dr. Rajeev Gautam
* The material in the foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Business Conduct and Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.
ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended December 31, 2022 is being mailed together with this Proxy Statement or made accessible pursuant to the instructions contained in the Notice of Internet Availability. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 6210 Ardrey Kell Road, Suite 600, Charlotte, North Carolina 28277.
Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

Michael C. Felcher
Chief Financial Officer

Charlotte, North Carolina
April 14, 2023
STOCKHOLDERS ARE REQUESTED TO PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR BY MAILING YOUR COMPLETED AND SIGNED PROXY CARD. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V08776-P89768

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NN, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Raynard D. Benvenuti
02) Robert E. Brunner
03) Christina E. Carroll
04) João Faria
05) Dr. Rajeev Gautam
06) Jeri J. Harman
07) Dr. Shihab Kuran
08) Thomas H. Wilson, Jr.

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. Advisory (non-binding) vote to set the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

	For	Against	Abstain
4. Advisory (non-binding) vote to ratify the selection of Grant Thornton LLP as registered independent public accounting firm.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V08777-P89768

NN, INC.
6210 Ardrey Kell Road, Suite 600
Charlotte, NC 28277

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 AM EDT ON MAY 24, 2023, AT HILTON GARDEN INN CHARLOTTE WAVERLY, 7415 WAVERLY WALK AVENUE, CHARLOTTE, NORTH CAROLINA 28277.

The undersigned stockholder hereby appoints Jeri J. Harman, Michael C. Felcher and D. Gail Nixon, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" NOMINEES IN ITEM 1, "FOR" ITEMS 2 AND 4, "ONE YEAR" IN ITEM 3 AND "FOR" WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS.

Continued and to be signed on reverse side